                           SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                              (Amendment No.   )

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [_]

Check the appropriate box:

              [_] Preliminary Proxy      [_]Confidential, for Use
              Statement                     of the Commission Only
                                            (as Permitted by Rule
              [X] Definitive Proxy          14a-6(e)(2))
              Statement

              [_] Definitive Additional
              Materials

              [_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12


                             United Rentals, Inc.
            ------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


            ------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

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[_]Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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       pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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[_]Fee paid previously with preliminary materials.

[_]Check box if any part of the fee is offset as provided by Exchange Act Rule
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   previously. Identify the previous filing by registration statement number,
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

                             [LOGO] United/TM/
                                    Rentals
                           [LOGO OF UNITED RENTALS]

                             UNITED RENTALS, INC.
                          Five Greenwich Office Park
                         Greenwich, Connecticut 06830

                               -----------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                               -----------------

TO OUR STOCKHOLDERS:

   The annual meeting of stockholders of United Rentals, Inc., will be held at Hyatt Regency Greenwich, 1800 East Putnam Avenue, Old Greenwich, Connecticut 06870 on June 5, 2002, at 3:00 p.m. local time, for the following purposes:

    1. election of two directors by the holders of our common stock and Class D-1 Perpetual Convertible Preferred Stock;

    2. election of two directors by the holders of our Series C Perpetual Convertible Preferred Stock;

    3. ratification of the appointment of Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2002; and

    4. transaction of such other business as may properly be brought before the meeting or any adjournment thereof.

   The meeting may be adjourned from time to time and at any reconvened meeting action with respect to the matters specified in this notice may be taken without further notice to stockholders except as may be required by our by-laws. Stockholders of record at the close of business on April 25, 2002 are entitled to notice of, and to vote on, all matters at the meeting and any reconvened meeting following any adjournments thereof.

                                          By Order of the Board of Directors,


                                          /s/ John N. Milne
                            [LOGO OF JOHN N. MILNE]
                                          JOHN N. MILNE
                                          Corporate Secretary

May 3, 2002

WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE MEETING, PLEASE SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED RETURN ENVELOPE.

                             UNITED RENTALS, INC.
                          Five Greenwich Office Park
                         Greenwich, Connecticut 06830

                                                                    May 3, 2002

                                PROXY STATEMENT

                        ANNUAL MEETING OF STOCKHOLDERS

   This proxy statement is furnished in connection with the solicitation by the board of directors of United Rentals, Inc., of proxies to be voted at our 2002 annual meeting of stockholders to be held at Hyatt Regency Greenwich, 1800 East Putnam Avenue, Old Greenwich, Connecticut 06870, on June 5, 2002, at 3:00 p.m. local time and at any reconvened or rescheduled meeting following any adjournment, continuation or postponement thereof. This proxy statement and the accompanying materials are being mailed on or about May 5, 2002.

Record Date

   The record date for determining stockholders entitled to notice of, and to vote at, the meeting has been established as the close of business on April 25, 2002.

Voting Securities Outstanding on Record Date

   Set forth below is information concerning our outstanding voting securities.

   Common Stock. As of the record date, there were 76,496,298 shares of our common stock outstanding.

   Series C Preferred. As of the record date, there were 300,000 shares of our Series C Perpetual Convertible Preferred Stock ("Series C Preferred") outstanding. Each share of Series C Preferred is convertible into 40 shares of common stock (subject to adjustment). On the record date, the outstanding shares of Series C Preferred were convertible into an aggregate of 12,000,000 shares of common stock.

   Series D Preferred (Class D-1). As of the record date, there were 105,252 shares of our Class D-1 Perpetual Convertible Preferred Stock ("D-1 Preferred") outstanding. Each share of D-1 Preferred is convertible into 33 1/3 shares of common stock (subject to adjustment). On the record date, the outstanding shares of D-1 Preferred were convertible into an aggregate of 3,508,400 shares of common stock.

Right to Vote

   The right of the holders of our securities to vote at the meeting is as follows:

   Election of two directors by the holders of our common stock and D-1 Preferred. One of the matters to be considered at the meeting is the election of two directors by the holders of our common stock and D-1 Preferred. The holders of the common stock and the holders of the D-1 Preferred will have the right to vote together, as a single class, for the election of these directors. With respect to this matter, (i) each holder of record of common stock as of the record date will be entitled to one vote for each share held and (ii) each holder of record of D-1 Preferred as of the record date will be entitled to 33 1/3 votes for each share held. The holders of the Series C Preferred will not have the right to vote on this matter.

   Election of two directors by the holders of our Series C Preferred. One of the matters to be considered at the meeting is the election of two directors by the holders of our Series C Preferred. Only the holders of the Series C Preferred (and not the holders of the common stock or the D-1 Preferred) will have the right to vote on this matter. With respect to this matter, each holder of record of Series C Preferred as of the record date will be entitled to one vote for each share held.

   All Other Matters. The holders of the common stock, the Series C Preferred and the D-1 Preferred will have the right to vote together, as a single class, on all matters properly brought before the meeting, other than election of directors. With respect to these matters, (i) each holder of record of common stock as of the record date will be entitled to one vote for each share held,
(ii) each holder of record of Series C Preferred as of the record date will be entitled to 40 votes for each share held and (iii) each holder of record of D-1 Preferred as of the record date will be entitled to 33 1/3 votes for each share held.

Quorum

   The presence at the meeting, in person or represented by proxy, of a majority of the outstanding shares entitled to vote thereat will constitute a quorum for the transaction of business. If a share is deemed present at the meeting for any matter, it will be deemed present for all other matters. Shares held by a nominee for a beneficial owner that are voted on any matter and abstentions will be included in determining the number of shares present. Shares held by a nominee for a beneficial owner that are not voted on any matter will not be included in determining the number of shares present.

Right to Revoke Proxies

   Any stockholder returning the accompanying proxy may revoke such proxy at any time prior to its exercise by (a) giving us written notice of such revocation, (b) voting in person at the meeting or (c) executing and delivering to us a later-dated proxy. Written revocations and later-dated proxies should be sent to United Rentals, Inc., Five Greenwich Office Park, Greenwich, Connecticut 06830, Attention: Michael J. Nolan, Chief Financial Officer.

Method and Cost of Solicitation

   We will solicit proxies by mail and may also solicit proxies by other means such as personal interview, telephone or telegram.

   We will bear all costs associated with soliciting proxies for the meeting. We will, upon request, and in accordance with applicable regulations, reimburse banks, brokerage houses, other institutions, nominees, and fiduciaries for their reasonable expenses in forwarding solicitation materials to beneficial owners.

                                  PROPOSAL 1

                             ELECTION OF DIRECTORS

General

   Our full board of directors has 12 members in the absence of any vacancies. Ten of our directors are elected by the holders of our common stock and D-1 Preferred, voting together as a single class, and two are elected by the holders of our Series C Preferred. The 10 directors that are elected by the holders of our common stock and D-1 Preferred are divided into three classes. Each class is elected to serve a three-year term. The terms of the classes are staggered so that the term of only one class expires each year. Absent vacancies, Class 1 and Class 2 would each have three members and Class 3 would have four members. There are currently 10 directors on the board and two vacancies. The vacancies are in Class 1 and Class 2.

Election of Two Class 1 Directors by the Holders of Our Common Stock and D-1 Preferred

  Nominees


   The term of the Class 1 directors will expire at the meeting. The current members of this class are Wayland R. Hicks and John S. McKinney. The board has nominated each of these directors to stand for re-election at the meeting as a Class 1 director. Each Class 1 director elected at the meeting will hold office until our annual meeting of stockholders in 2005 and until his successor is elected and qualified.

  Voting

   Unless a stockholder requests that voting of the proxy be withheld for any one or more of the nominees for directors by so directing on the proxy card, the shares represented by the accompanying proxy will be voted FOR election, as directors, of the above-mentioned two nominees. If any nominee becomes unavailable for any reason (which event is not anticipated) to serve as a director at the time of the meeting, then the shares represented by such proxy may be voted for such other person as may be determined by the holders of such proxy. Directors will be elected at the meeting by a plurality of the votes cast (i.e., the two nominees receiving the greatest number of votes will be elected as directors).

Election of Two Directors by the Holders of Our Series C Preferred

   As described under "--Right of Holders of Series C Preferred to Elect Directors," the holders of the Series C Preferred, voting separately as a single class, currently have the right to elect two directors. The two directors currently serving on our board that were elected by the holders of the Series C Preferred are Leon D. Black and Michael S. Gross. All of the outstanding shares of Series C Preferred are currently held by Apollo Investment Fund IV, L.P. and Apollo Overseas Partners IV, L.P. (collectively, "Apollo"). The holders of the Series C Preferred have indicated to us that they expect to vote for the re-election of Messrs. Black and Gross as directors. Messrs. Black and Gross are affiliated with Apollo.

Information Concerning Directors and Executive Officers

   The table below identifies, and provides certain information concerning, our directors and executive officers:

         Name        Age                     Positions(1)
         ----        ---                     ------------
  Bradley S. Jacobs. 45  Chairman, Chief Executive Officer and Director

  Wayland R. Hicks.. 59  Vice Chairman, Chief Operating Officer and Director

  John N. Milne..... 42  Vice Chairman, President, Chief Acquisition Officer,
                           Secretary and Director

  Michael J. Nolan.. 41  Chief Financial Officer

  Leon D. Black..... 50  Director(2)

  Richard D. Colburn 90  Director

  Ronald M. DeFeo... 50  Director

  Michael S. Gross.. 40  Director(2)

  John S. McKinney.. 47  Director

  Timothy J. Tully.. 38  Director

  Christian M. Weyer 77  Director

--------
(1) For information concerning the term served by directors, see "--Right of Holders of Series C Preferred to Elect Directors" and "--Classification of Directors."
(2) Messrs. Black and Gross were elected directors by the holders of the Series C Preferred. See "--Right of Holders of Series C Preferred to Elect Directors."

   Bradley S. Jacobs has been Chairman, Chief Executive Officer and a director of our company since its formation in September 1997. Mr. Jacobs founded United Waste Systems, Inc. and served as its Chairman and Chief Executive Officer from its inception in 1989 until the sale of the company in August 1997. From 1984 to July 1989, Mr. Jacobs was Chairman and Chief Operating Officer of Hamilton Resources Ltd., an international trading company, and from 1979 to 1983, he was Chief Executive Officer of Amerex Oil Associates, Inc., an oil brokerage firm that he co-founded.

   Wayland R. Hicks has been Chief Operating Officer of our company since November 1997 and a director since June 1998. He also served as President of our company during the period from November 1997 until September 1998, when he became Vice Chairman. Mr. Hicks previously held various senior executive positions at Xerox Corporation where he worked for 28 years (1966-1994). His positions at Xerox Corporation included Executive Vice President, Corporate Operations (1993-1994), Executive Vice President, Corporate Marketing and Customer Support Operations (1989-1993) and Executive Vice President, Engineering and Manufacturing--Xerox Business Products and Systems Group (1987-1989). Mr. Hicks also served as Vice Chairman and Chief Executive Officer of Nextel Communications Corp. (1994-1995) and as Chief Executive Officer and President of Indigo N.V. (1996-1997). He is also a director of Maytag Corporation.

   John N. Milne has been Vice Chairman, Chief Acquisition Officer and a director of our company since its formation in September 1997 and President since June 2001. Mr. Milne was Vice Chairman and Chief Acquisition Officer of United Waste Systems, Inc. from 1993 until August 1997 and held other senior executive positions at United Waste from 1990 until 1993. From September 1987 to March 1990, Mr. Milne was employed in the Corporate Finance Department of Drexel Burnham Lambert Incorporated.

   Michael J. Nolan has been Chief Financial Officer of our company since its formation in September 1997. Mr. Nolan served as the Chief Financial Officer of United Waste Systems, Inc. from February 1994 until August 1997. He served in other finance positions at United Waste from November 1991 until February 1994, including Vice President, Finance, from October 1992 to February 1994. From 1985 until November 1991, Mr. Nolan held various positions at the accounting firm of Ernst & Young, including senior audit manager.

   Leon D. Black became a director of our company in January 1999. Mr. Black is one of the founding principals of Apollo Advisors, L.P. (which was established in August 1990 and which, together with its affiliates, acts as the managing general partner of several private securities investment funds) and Apollo Real Estate Advisors, L.P. (which, together with its affiliates, acts as the managing general partner of several real estate investment funds). Mr. Black is also a director of Samsonite Corporation, Sequa Corporation, Allied Waste Industries, Inc., AMC Entertainment Inc., Sirius Satellite Radio Inc., Wyndham International, Inc., and Vail Resorts, Inc. He also serves as a trustee of The Museum of Modern Art, Mount Sinai Hospital, Lincoln Center for the Performing Arts, Vail Valley Foundation, The Metropolitan Museum of Art, The Jewish Museum, Cardozo Law School, Spence School, Prep for Prep and The Asia Society.

   Richard D. Colburn became a director of our company in September 1998 following the merger of our company with U.S. Rentals. Mr. Colburn was Chairman and sole shareholder of U.S. Rentals for 22 years. Mr. Colburn is a private investor.

   Ronald M. DeFeo has been a director of our company since October 1997. Mr. DeFeo is the Chairman, Chief Executive Officer, President and a director of Terex Corporation, a leading global provider of equipment for the manufacturing, mining and construction industries. Mr. DeFeo joined Terex in 1992 as President of the Terex heavy equipment group and was appointed President and Chief Operating Officer in 1993 and Chief Executive Officer in 1995. From 1984 to 1992, Mr. DeFeo held various management positions at Tenneco, Inc., including Senior Vice President and Managing Director of Case Europe. Mr. DeFeo also serves on the Board of Kennametal Inc.

   Michael S. Gross became a director of our company in January 1999. Mr. Gross is one of the founding principals of Apollo Advisors, L.P. (which was established in August 1990 and which, together with its affiliates, acts as the managing general partner of several private securities investment funds). Mr. Gross is also a director of Allied Waste Industries, Inc., Breuner's Home Furnishings Corp., Clark Enterprises, Inc., Encompass Services Corporation, Florsheim Group, Inc., Pacer International Inc., Rare Medium Group, Inc., and Saks Incorporated. Mr. Gross is a founding member, and serves on the executive committee, of Youth Renewal Fund and is the Chairman of the Board of the Mt. Sinai Children's Center Foundation.

   John S. McKinney became a director of our company in September 1998 following the merger of our company with U.S. Rentals. He also served as Vice President of our company until the end of 2000. Mr. McKinney served as Chief Financial Officer of U.S. Rentals from 1990 until the merger and as Controller of U.S. Rentals from 1988 until 1990. Prior to joining U.S. Rentals, Mr. McKinney held various positions at Iomega Corporation, including Assistant Controller, and at the accounting firm of Arthur Andersen & Co.

   Timothy J. Tully became a director of our company in June 2001. Mr. Tully is the co-founder of Tully Capital Partners, LLC (an equity investor in public and private companies) and Heron Investments, LLC (a money management and investment advisory company). Since 1997, he has served as the managing member of these companies and of several other private investment vehicles. Mr. Tully was previously a real estate investor involved in the acquisition, operation and sale of commercial properties (1991-1997) and an equity options specialist and market maker for the options trading division formerly operated by the New York Stock Exchange (1986-1991).

   Christian M. Weyer became a director of our company in December 1998. Mr. Weyer has been in the international banking business for 34 years and has served as President of Enerfin S.A., an international trade and financial advisory firm, since 1985. From May 1988 to December 1992, Mr. Weyer was a member of senior management at Banque Indosuez in Geneva, Switzerland, with responsibility for matters relating to commercial banking, and from 1971 to 1985, held various senior management positions at Banque Paribas and its affiliates (including President of Banque Paribas (Suisse) in Geneva during
1984). Prior to 1971, Mr. Weyer held senior management positions with Chase Manhattan Bank in Paris and in Geneva.

Right of Holders of Series C Preferred to Elect Directors

   All 300,000 outstanding shares of our Series C Perpetual Convertible Preferred Stock ("Series C Preferred") are held by Apollo.

   The holders of the Series C Preferred, voting separately as a single class, have the right to elect:

    . two directors, if (as of the record date for such vote) the aggregate number of shares of common stock that are issuable upon conversion of Series C Preferred then held by Apollo, Apollo Management IV, L.P., or their affiliates (plus any shares of common stock then held by such entities that were issued upon conversion of the Series C Preferred) is at least eight million; or

    . one director, if (as of the record date for such vote) the aggregate number of shares of common stock that are issuable upon conversion of Series C Preferred then held by Apollo, Apollo Management IV, L.P., or their affiliates (plus any shares of common stock then held by such entities that were issued upon conversion of the Series C Preferred) is at least four million but less than eight million.

   Based on the number of shares of Series C Preferred that are currently held by Apollo, the holders of the Series C Preferred have the right to elect two directors.

   Any director that is elected by the holders of the Series C Preferred, voting separately as a single class, holds office until the next annual meeting of stockholders and the election and qualification of a successor (or the earlier resignation or removal of such director).

   If the holders of the Series C Preferred do not have the right, voting separately as a single class, to elect any directors pursuant to provisions described above, then the holders of the Series C Preferred have the right to vote for the election of directors of our company together with the holders of the common stock, as a single class, with each share of Series C Preferred entitled to one vote for each share of common stock issuable upon conversion of such share of Series C Preferred.

Agreement Relating to Election of Directors

   Mr. Hicks' employment agreement provides that at each annual meeting of stockholders of our company that occurs during the term of the agreement and at which Mr. Hicks' term as director is scheduled to expire, we will nominate Mr. Hicks for re-election as director.

Classification of Directors

   The directors of our company (excluding any elected by the holders of the Series C Preferred) are divided into three classes as follows:

      Class 1. The members of this class are Messrs. Hicks and McKinney. The term of office of this class will expire at our forthcoming annual meeting of stockholders. As described above, the board has nominated each of these directors to stand for re-election at the meeting for a new term that will expire at our annual meeting of stockholders in 2005. There is one vacancy in this class.

      Class 2. The members of this class are Messrs. DeFeo and Tully. The term of office of this class will expire at our annual meeting of stockholders in 2003. There is one vacancy in this class.

      Class 3. The members of this class are Messrs. Colburn, Jacobs, Milne and Weyer. The term of office of this class will expire at our annual meeting of stockholders in 2004.

   At each annual meeting of stockholders, successors to directors of the class whose term expires at such meeting will be elected to serve for three-year terms and until their successors are elected and qualified.

Meetings of the Board of Directors

   During 2001, our company's board of directors met eight times and acted by written consent seven times. During 2001, each current member of the board attended in excess of 75 percent of both (i) the total number of board meetings held during the period for which he was a director and (ii) the total number of meetings of each committee of the board on which the director served during the period for which he was on the committee.

Committees of the Board

   The board of directors has three standing committees: the Audit Committee, the Compensation/ Stock Option Committee, and the Special Stock Option Committee. The board of directors does not have a Nominating Committee.

   The responsibilities of the Audit Committee include selecting the firm of independent accountants to be appointed to audit our financial statements and reviewing the scope and results of the audit with the independent accountants. The board has adopted a written charter for the Audit Committee. The members of the Audit Committee are Messrs. Gross and Weyer. Messrs. Gross and Weyer joined this committee in March 2002. Each member of the Audit Committee is independent within the meaning of the New York Stock Exchange's listing standards. The Audit Committee met eight times in 2001.

       The responsibilities of the Compensation/Stock Option Committee include making recommendations with respect to the compensation to be paid to officers and directors, administering any stock plan in which officers or directors are eligible to participate and approving the grant of awards pursuant to any such plan. The members of this committee are Messrs. Tully and Weyer. Messrs. Tully and Weyer joined this committee in March 2002. The Compensation/Stock Option Committee met three times in 2001.

   The responsibilities of the Special Stock Option Committee include administering any stock plan in which officers and directors are not eligible to participate and approving the grant of awards to persons who are not officers or directors. The members of this committee are Messrs. Jacobs and Milne.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

General

   The table below and the notes thereto set forth as of April 17, 2002 (unless otherwise indicated in the footnotes), certain information concerning the beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of our common stock by (i) each director and executive officer of our company, (ii) all executive officers and directors of our company as a group and (iii) each person known to us to be the owner of more than 5% of our common stock.

                                                Number of Shares of
                                                   Common Stock      Percent of
                                                   Beneficially     Common Stock
Name and Address(1)                                 Owned(2)(3)       Owned(2)
-------------------                             ------------------- ------------
Bradley S. Jacobs..............................      9,042,693(4)       10.7%
Wayland R. Hicks...............................      1,101,944(5)        1.4%
John N. Milne..................................      2,212,537(6)        2.8%
Michael J. Nolan...............................      1,048,197(7)        1.4%
Leon D. Black..................................         32,644(8)          *
Richard D. Colburn.............................     12,947,749(9)       16.9%
Ronald M. DeFeo................................         95,644(10)         *
Michael S. Gross...............................         32,644(11)         *
John S. McKinney...............................        657,763(12)         *
Timothy J. Tully...............................        107,764(13)         *
Christian M. Weyer.............................        104,644(14)         *
All executive officers and directors as a group
  (11 persons).................................     27,384,223(15)      31.3%
Apollo Investment Fund IV, L.P. and
  Apollo Overseas Partners IV, L.P.............     15,333,333(16)      16.7%
Capital Research and Management Company........      3,865,000(17)       5.1%
Wasatch Advisors, Inc..........................      6,507,478(18)       8.5%
Wellington Management Company, LLP.............      4,560,394(19)       6.0%

--------
  *  Less than 1%.

 (1) Unless otherwise indicated, the address is c/o our company at Five Greenwich Office Park, Greenwich, CT 06830.
 (2) Unless otherwise indicated, each person has sole investment and voting power with respect to the shares indicated. For purposes of this table, a person or group of persons is deemed to have "beneficial ownership" of any shares as of a given date which such person has the right to acquire within 60 days after such date. For purposes of computing the percentage of outstanding shares held by each person or group of persons named above on a given date, any security which such person or persons has the right to acquire within 60 days after such date is deemed to be outstanding for the purpose of computing the percentage ownership of such person or persons, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.
 (3) In certain cases, includes securities owned by one or more entities controlled by the named holder.
 (4) Consists of 1,392,693 outstanding shares, 5,000,000 shares issuable upon the exercise of currently exercisable warrants and 2,650,000 shares issuable upon the exercise of currently exercisable options.

 (5) Consists of 576,944 outstanding shares and 525,000 shares issuable upon the exercise of currently exercisable options.
 (6) Consists of 1,048,251 outstanding shares, 714,286 shares issuable upon the exercise of currently exercisable warrants and 450,000 shares issuable upon the exercise of currently exercisable options.
 (7) Consists of 317,482 outstanding shares, 285,715 shares issuable upon the exercise of currently exercisable warrants and 445,000 shares issuable upon the exercise of currently exercisable options.
 (8) Consists of 2,644 outstanding shares and 30,000 shares issuable upon exercise of currently exercisable options. Mr. Black disclaims beneficial ownership of certain shares as described in footnote 16.
 (9) Consists of (i) 2,644 outstanding shares owned by Mr. Colburn, (ii) 1,254,318 outstanding shares owned by a corporation wholly owned by Mr. Colburn, (iii) 30,000 shares issuable upon exercise of currently exercisable options held by Mr. Colburn and (iv) 11,660,787 outstanding shares held by The Colburn Music Fund ("Music Fund"), a non profit corporation, of which Mr. Colburn is a director. As a director of Music Fund, Mr. Colburn may share the power to direct the voting and disposition of the shares held by Music Fund. However, Mr. Colburn disclaims beneficial ownership of such shares.
(10) Consists of 5,644 outstanding shares and 90,000 shares issuable upon the exercise of currently exercisable options.
(11) Consists of 2,644 outstanding shares and 30,000 shares issuable upon exercise of currently exercisable options. Mr. Gross disclaims beneficial ownership of certain shares as described in footnote 16.
(12) Consists of 3,606 outstanding shares and 654,157 shares issuable upon the exercise of currently exercisable options.
(13) Consists of 107,764 outstanding shares. The indicated shares include 105,120 outstanding shares held by a limited liability company of which Mr. Tully serves as managing member. Mr. Tully disclaims beneficial ownership of 76,590 of these shares.
(14) Consists of 74,644 outstanding shares and 30,000 shares issuable upon exercise of currently exercisable options.
(15) Consists of 16,450,065 outstanding shares, 6,000,001 shares issuable upon the exercise of currently exercisable warrants and 4,934,157 shares issuable upon the exercise of currently exercisable options.
(16) Consists of 12,000,000 shares issuable upon conversion of outstanding shares of our Series C Preferred Stock and 3,333,333 shares issuable upon conversion of outstanding shares of our Series D-1 Preferred Stock. Of the shares indicated, (i) 13,055,707 shares are owned by Apollo Investment Fund IV, L.P. ("AIFIV") and (ii) 2,277,626 shares are owned by Apollo Overseas Partners IV, L.P. ("Overseas IV"). Apollo Advisors IV, L.P. ("Advisors IV") is the general partner of AIFIV and the managing general partner of Overseas IV. Apollo Capital Management IV, L.P. ("Capital Management IV") is the general partner of Advisors IV. The directors and principal executive officers of Capital Management IV are Leon D. Black and John J. Hannan. Messrs. Black and Hannan are also limited partners of Advisors IV. Messrs. Black, Gross and Hannan disclaim beneficial ownership of the shares owned by AIFIV and Overseas IV. The address of both AIFIV and Overseas IV is c/o Apollo Advisors IV, L.P., Two Manhattanville Road, Purchase, New York 10577.

(17) The share ownership information for Capital Research and Management Company ("Capital") is as of December 31, 2001 and is based on information in a Schedule 13G filed by Capital. Capital has sole dispositive power and no voting power with respect to the indicated shares. Such shares are owned by various clients of Capital for whom Capital serves as an investment advisor. Capital's address is 333 South Hope Street, Los Angeles, California 90071.
(18) The share ownership information for Wasatch Advisors, Inc. ("Wasatch") is as of December 31, 2001 and is based on information in a Schedule 13G filed by Wasatch. Wasatch has sole voting and dispositive power with respect to the indicated shares. Wasatch is an investment advisor. Wasatch's address is 150 Social Hall Avenue, Salt Lake City, Utah 84111.
(19) The share ownership information for Wellington Management Company, LLP ("Wellington") is as of December 31, 2001, and is based on information in a Schedule 13G/A filed by Wellington. Wellington has shared voting power with respect to 4,190,285 of the indicated shares and has shared dispositive power with respect to all of the indicated shares. Such shares are owned by various clients of Wellington for whom Wellington serves as investment advisor. Wellington's address is 75 State Street, Boston, Massachusetts 02109.

Agreements Relating to Securities Held by Certain Officers

   The securities of our company currently owned by Messrs. Milne and Nolan include the following securities that we sold in a private placement prior to our initial public offering: (i) Mr. Milne (518,251 shares of common stock and warrants to purchase 714,286 shares of common stock) and (ii) Mr. Nolan (67,382 shares of common stock and warrants to purchase 285,715 shares of common stock). In connection with the purchase of these securities, each of Mr. Milne and Mr. Nolan entered into an agreement that provides that we, in our sole discretion, may, prior to September 1, 2005, repurchase such securities from the holder of the securities in the event that such holder breaches any agreement with us or acts adversely to the interest of our company. The amount to be paid by us in the event of a repurchase will be equal to $9.125 per share of common stock and $0.625 per warrant plus an amount representing a 4% annual return on such amounts from the date on which such securities were purchased.

                      EXECUTIVE AND DIRECTOR COMPENSATION

Summary Compensation Table

   The following table sets forth for the periods indicated information concerning the compensation paid to our executive officers.

                                                                  Long-term
                                                                 Compensation
                                         Annual Compensation(1)     Awards
                                         ----------------------- ------------
                                                                  Restricted
Name and Principal                                                  Stock          All Other
Position                                 Year Salary($) Bonus($)  Awards($)     Compensation($)
------------------                       ---- --------- -------- ------------   ---------------
Bradley S. Jacobs....................... 2001  485,000       --   19,040,000(2)      37,200(3)
 Chief Executive Officer                 2000  485,000       --           --          1,500
                                         1999  350,000  550,000           --          1,500

Wayland R. Hicks........................ 2001  450,000       --   11,900,000(2)       9,900(3)
 Chief Operating Officer                 2000  450,000       --           --          1,500
                                         1999  400,000  400,000           --        180,094(4)

John N. Milne........................... 2001  335,000       --   11,186,000(2)      37,200(3)
 President and Chief Acquisition Officer 2000  335,000       --           --          1,500
                                         1999  225,000  400,000           --          1,500

Michael J. Nolan........................ 2001  285,000       --    5,593,000(2)       4,200(3)
 Chief Financial Officer                 2000  285,000       --           --             --
                                         1999  175,000  300,000           --          1,500

--------
(1) May exclude perquisites and other personal benefits that are less than the level required for reporting.

(2) The number of shares of restricted stock awarded to each executive officer in 2001 is as follows: Mr. Jacobs (800,000 shares); Mr. Hicks (500,000 shares); Mr. Milne (470,000 shares); and Mr. Nolan (235,000 shares). These shares will not vest until June 5, 2011, subject to certain exceptions described below under "Vesting Requirements for Restricted Stock." The only shares of restricted stock held by our executive officers are those reflected in the table. The dollar value shown in the table with respect to an executive represents the number of shares of restricted stock awarded to such executive times the closing price of our unrestricted common stock on the New York Stock Exchange on the date of grant. If such dollar values had been calculated based on the closing price as of December 31, 2001, the dollar value for each executive would be: Mr. Jacobs ($18,160,000); Mr. Hicks ($11,350,000); Mr. Milne ($10,669,000); and Mr. Nolan ($5,334,500).
    The shares of restricted common stock have the same dividend rights as our unrestricted common stock.

(3) The other compensation for each executive in 2001 included the following:
    (i) Mr. Jacobs ($1,500 matching contribution under our 401(k) plan, $8,400 for 2001 car allowance and $27,300 for car allowance owing in respect of prior years); (ii) Mr. Hicks ($1,500 matching contribution under our 401(k) plan and $8,400 for car allowance); (iii) Mr. Milne ($1,500 matching contribution under our 401(k) plan, $8,400 for 2001 car allowance and $27,300 for car allowance owing in respect of prior years); and (iv) Mr. Nolan ($4,200 for car allowance).

(4) Includes moving expenses of $178,594.

Vesting Requirements for Restricted Stock

   The restricted stock awards shown in the table above are not currently vested. The restricted stock held by an executive will vest on June 5, 2011 provided he is then still employed by us, or, if earlier, upon the first to occur of the following (except that clauses (3), (4) and (5) only apply to

Messrs. Jacobs, Hicks and Milne): (1) a "change of control" (as defined in the agreement) occurs; (2) he dies, retires at or after age 60, or is permanently disabled while employed by us; (3) we terminate his employment without cause (as defined in the agreement); (4) he resigns after we fail to nominate him to continue as a director; (5) he resigns after we reduce his duties, authority, title or compensation; (6) he resigns after we direct him to relocate or substantially increase his travel; or (7) he resigns after Mr. Jacobs resigns and Mr. Jacobs' resignation is for one of the reasons enumerated in the preceding three clauses.

Options

   The following table summarizes the number and value of all options held by the executive officers named in the Summary Compensation Table above. None of these officers exercised options in 2001. The information in the table is as of December 31, 2001.

                        Value Of Options at End of 2001

                        Number of Securities
                       Underlying Unexercised   Value of Unexercised In-the-
                       Options at Year End(1)   Money Options at Year End(1)
                      ------------------------- ----------------------------
    Name              Exercisable Unexercisable  Exercisable   Unexercisable
    ----              ----------- ------------- -----------    -------------
    Bradley S. Jacobs  2,950,000       --       $18,874,375         --

    Wayland R. Hicks.  1,225,000       --        10,780,938         --

    John N. Milne....    750,000       --         4,846,875         --

    Michael J. Nolan.    515,000       --         3,147,688         --

--------

(1) The options shown in this table were granted in either 1997 or 1998. There were no option grants to these persons subsequent to 1998.

Compensation of Directors

   Directors who are executive officers of our company are not paid additional compensation for serving as directors. The compensation for the other directors is as follows:

   Compensation For 2001. During 2001, the cash compensation for directors who are not executive officers was as follows: (i) up to $2,500 per day for each meeting of the board of directors that the director attended and (ii) $1,000 for each meeting of any committee of the board of directors that the director attended.

   In addition, each of these directors was awarded 2,644 shares of restricted common stock on January 2, 2002. These shares will vest as follows: (a) on each anniversary of the grant date, one-fifth of the shares will vest as long as the holder continues as a director and (b) if the holder dies or is disabled while a director, all of the shares will immediately vest.

   Compensation For 2002. The compensation for directors who are not executive officers was changed as of January 1, 2002. Under this new compensation arrangement, each of these directors will be paid:

    .  $20,000 annual retainer for serving as a director;

    . for each board meeting attended in person or by telephone, $1,000 (up to a maximum of $5,000 per year);

    . for each audit committee meeting attended, (i) in the case of the chairman, $1,000 (up to a maximum of $4,000 per year), and (ii) in the case of each other member, $750 (up to a maximum of $3,000 per year);

    . for each other committee meeting attended, (i) in the case of the chairman, $750 (up to a maximum of $3,000 per year), and (ii) in the case of each other member, $500 (up to a maximum of $2,000 per year).

   In December 2001, we adopted a deferred compensation plan for our non-employee directors. Under this plan, a non-employee director may elect to defer receiving the fees that would otherwise be payable to him. Deferred fees are credited to a bookkeeping account and are deemed invested, at the director's option, in either a money market fund or shares of our common stock. The director may choose between investing in unrestricted shares or restricted shares of our common stock. In the case of unrestricted shares, the shares are acquired at a price equal to the market value of the stock at the time of investment. In the case of restricted shares, the shares are acquired at a price equal to 83.3% of such market value. Restricted shares will vest as follows: (a) on each anniversary of the acquisition date, one-fifth of the shares will vest as long as the holder continues as a director and (b) if the holder dies or is disabled while a director, all of the shares will immediately vest.

Employment Agreements and Change-in-Control Arrangements

   We have entered into employment agreements with each of our executive officers identified above. Certain information with regard to these agreements is set forth below.

   Base Salary. Our executive officers are currently being paid base salaries at the following annual rates: Mr. Jacobs ($485,000), Mr. Hicks ($450,000), Mr. Milne ($335,000) and Mr. Nolan ($285,000). These salary levels reflect increases approved by our board, from time to time, and are above the minimum salary levels originally provided for by these agreements (except in the case of Mr. Hicks).

   Bonus. The agreements do not provide for mandatory bonuses. However, the agreements provide that, in addition to the compensation specifically provided for, we may pay such salary increases, bonuses or incentive compensation as may be authorized by our board of directors.

   Certain of the agreements provide that the employee is entitled to participate in certain specified insurance, retirement, compensation and benefit plans if such plans are made available to other specified executives of the company.

   Term. The employment agreements with the following executives provide that the term shall automatically renew so that at all times the balance of the terms will not be less than the period hereinafter specified with respect to such executive: Mr. Jacobs (five years), Mr. Milne (five years) and Mr. Nolan (three years). The employment agreement with Mr. Hicks provides for a term extending until November 2003.

   Termination and Severance. Under each of the agreements, we or the employee may at any time terminate the agreement, with or without cause. However, we are required to make severance payments to the extent described below.

   The employment agreement with Mr. Jacobs provides that he is entitled to severance benefits in the event that (i) his employment agreement is terminated by us without Cause (as defined in the employment agreement), (ii) he terminates his employment agreement for Good Reason (as defined in the employment agreement) or because of a breach by us of our obligations thereunder, (iii) his employment is terminated as a result of death or (iv) our company or he terminates the employment agreement due to his disability. The severance benefits include (a) a lump sum payment equal to 13.51 times the sum of his annual base salary at the time of termination plus the highest annual cash bonus paid to him in the preceding three years (except the multiple is five rather than 13.51 if the termination is due to death or disability) and
(b) the continuation of his benefits for the remaining term. The term "Good Reason" is defined in the employment agreement and includes, among other things, the assignment to him of any duties inconsistent with, or a diminution of, his position, duties, titles, offices, responsibilities, and status with our company or his removal from his current positions or any failure to reelect him to his current positions.

   The employment agreement with Mr. Milne contains a severance provision that is the same as described above for Mr. Jacobs, except that the severance benefit is equal to (a) a lump sum payment equal to five times the sum of his annual base salary at the time of termination plus the highest annual bonus paid to him in the preceding three years and (b) the continuation of his benefits for the remaining term. The agreement with Mr. Milne also provides for a greater severance payment under certain circumstances as described in the second following paragraph.

   The employment agreement with Mr. Hicks provides that he is entitled to a severance payment in the amount of $1 million in the event that his employment agreement is terminated by our company without Cause (as defined in the employment agreement) or he terminates his employment for Good Reason (as defined in the employment agreement). The agreement with Mr. Hicks also provides for a greater severance payment under certain circumstances as described in the following paragraph.

   The employment agreements with Messrs. Hicks, Milne and Nolan provide that the executive is entitled to a specified severance payment if the executive resigns (or his employment is otherwise terminated) within 90 days after Mr. Jacobs terminates his employment agreement for Good Reason (which for this purpose means the assignment to Mr. Jacobs of any duties inconsistent with, or a diminution of, his position, duties, titles, offices, responsibilities, and status with our company or any removal of Mr. Jacobs from his current positions or any failure to reelect Mr. Jacobs to his current positions). The specified severance payment is equal to a specified multiple of the sum of (x) the executive's annual base salary in effect at the time of termination plus (y) the highest annual cash bonus (if any) paid by our company to the executive during the three-year period preceding the date of termination. The specified multiple used for calculating the severance payment is 9.655, in the case of Mr. Hicks, 10.91, in the case of Mr. Milne, and 8.67, in the case of Mr. Nolan.

   The employment agreement with each executive also provides that if all or any portion of any payments or benefits which the executive is entitled to receive pursuant to the employment agreement, or pursuant to any other plan, arrangement or agreement in respect of our company or its affiliates, constitutes an "excess parachute payment" (as defined in Section 280G of the Internal Revenue Code of 1986, as amended (the "Code")), the executive is entitled to receive a payment sufficient on an after-tax basis to offset any excise tax payable by the executive pursuant to Section 4999 of the Code. Any payment constituting an "excess parachute payment" would not be deductible by our company.

   Options. Each of the agreements provides that all stock options at any time to be granted to the executive will automatically vest upon a "change of control" (as defined in the agreement) of our company.

   Other Provisions. The agreement with Mr. Hicks provides that at each annual meeting of the stockholders of our company which occurs during the term of the agreement and at which Mr. Hicks' term as director would be scheduled to expire, we will nominate Mr. Hicks for re-election as a director.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

   None of the members of our Compensation/Stock Option committee has ever been an officer or employee of our company or its subsidiaries. Except as described below under "Certain Transactions," in 2001 none of the members of our Compensation/Stock Option committee had any relationship with our company requiring disclosure under applicable rules of the SEC.

                             CERTAIN TRANSACTIONS

   Mr. DeFeo is a director of our company and served as a member of our Compensation/Stock Option Committee and Audit Committee until March 8, 2002. He is also chief executive officer and a director of Terex Corporation ("Terex"). We have from time to time purchased equipment from Terex and may do so in the future. We purchased approximately $16.6 million of equipment from Terex in 2001.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

   The Compensation/Stock Option Committee (the "committee") of the Board of Directors of the Company is responsible for developing, and recommending to the Board of Directors, the compensation policies for the executives of United Rentals. In setting these policies, our goals are to: (i) offer competitive compensation that will attract and retain the type of high caliber executives that the Company requires in order to achieve its objectives, (ii) motivate executives to achieve the Company's business objectives and (iii) align the interests of executives with the long-term interests of the Company and its stockholders. In order to help us achieve these goals, we retained an independent consultant in 2001 to survey competitive compensation practices. We believe that there is necessarily an element of subjectivity in establishing compensation levels for the Company's executives and to date we have not followed specific objective performance criteria when establishing such compensation levels.

   We believe that a significant component of each executive's compensation should be equity or equity-based compensation that provides for the type of long-term vesting described above under "Executive and Director Compensation--Vesting Requirements for Restricted Stock." This type of compensation directly links the executive's compensation to the long-term performance of the Company's stock. If the stock does well over the vesting period, the executive is rewarded and vice versa. This type of compensation also provides a strong incentive for the executive to remain with the Company. If the executive leaves before the award is vested, the award is completely forfeited.

   The compensation paid in 2001 to each of the Company's executive officers consisted of base salary and restricted stock that is subject to the long-term vesting requirements described above. We did not award any cash bonuses in 2001 or 2000. We established the total compensation for each executive based on our evaluation of a number of factors, including the executive's position and responsibilities, service and accomplishments and present and future value to the Company.

                                       Members of the Compensation Committee

                                       Timothy J. Tully
                                       Christian M. Weyer

                         REPORT OF THE AUDIT COMMITTEE

   In connection with the audited financial statements contained in the Company's 2001 Annual Report on Form 10-K, the Audit Committee:

    . reviewed and discussed the audited financial statements with the Company's management;

    . discussed with Ernst & Young LLP, the Company's independent auditors, the matters required to be discussed by Statement of Auditing Standards 61, Communication with Audit Committees;

    . reviewed the written disclosures and the letter from Ernst & Young LLP required by Independence Standard Board Standard No. 1, Independence Discussions with Audit Committees, and discussed with the auditors their independence; and

    . based on the foregoing review and discussions, recommended to the board of directors that the audited financial statements be included in the Company's 2001 Annual Report on Form 10-K.

                                          AUDIT COMMITTEE

                                          Michael S. Gross
                                          Christian M. Weyer

                               PERFORMANCE GRAPH

   The following performance graph compares, during the period from December 18, 1997 (the date of our company's initial public offering) to December 31, 2001, the cumulative total return of our common stock to the cumulative total return of (i) the Standard & Poor's 500 Index and (ii) the Deutsche Bank U.S. Equipmental Rental Index. The comparison in the graph assumes the investment of $100 in our common stock and the aforementioned indexes on December 18, 1997, and the reinvestment of all dividends.
                                    [CHART]

                United    Standard & Poor's    Deutsche Bank U.S.
                Rentals       500 Index       Equipment Rental Index
                -------   -----------------   ----------------------
12/18/1997        100            100                  100
12/31/1997        129            102                  143
12/31/1998        221            129                  189
12/31/1999        114            154                  133
12/31/2000         90            138                   51
12/31/2001        151            120                   55


     COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

   Section 16(a) of the Securities Exchange Act of 1934 requires our officers and directors, and persons who own more than ten percent of a registered class of our equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater-than-ten-percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) reports that they file.

   Based solely upon review of the copies of such reports furnished to us and written representations from certain of our executive officers and directors that no other such reports were required, we believe that during the period from January 1, 2001 through December 31, 2001 all Section 16(a) filing requirements applicable to our officers, directors and greater-than-ten-percent beneficial owners were complied with on a timely basis.

                                  PROPOSAL 2

              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS


General

   Our board of directors has reappointed Ernst & Young LLP as independent auditors to audit the financial statements of our company for 2002, subject to ratification by the stockholders. Ernst & Young LLP has audited the financial statements of our company since our inception.

   In the event that the stockholders fail to ratify this reappointment, other certified public accountants will be considered upon recommendation of the Audit Committee. Even if this reappointment is ratified, our board of directors, in its discretion, may direct the appointment of a new independent accounting firm at any time during the year, if the board believes that such a change would be in the best interest of our company and its stockholders.

   A representative of Ernst & Young LLP is expected to be present at the annual meeting with an opportunity to make a statement if he so desires and will be available to respond to appropriate questions.

Information Concerning Fees Paid to Our Auditors

   Set forth below is certain information concerning fees billed to us by Ernst & Young LLP in respect of services provided in 2001. As indicated below, in addition to auditing and reviewing our financial statements, Ernst & Young LLP provided us with other services in 2001. The Audit Committee has determined that the provision of these other services is compatible with maintaining the independence of Ernst & Young LLP.

   Audit Fees. Ernst & Young LLP billed us for aggregate fees of approximately $1.4 million for (1) professional services rendered for the audit of our annual financial statements for 2001 and (2) the reviews of the financial statements included in our reports on Form 10-Q for periods within 2001.

   Financial Information Systems, Design and Implementations Fees. Ernst & Young LLP did not provide any services to our company in 2001 relating to the design and implementation of financial information systems.

   Other Fees. Ernst & Young LLP billed us for aggregate fees of approximately $3.7 million for other services rendered in 2001. This amount included audit related services of $1.1 million and non-audit services of $2.6 million. Audit related services generally include fees for SEC registration statements, pension and statutory audits. Non-audit services consisted of (1) tax-related services, including consulting on tax issues and planning, compiling data for returns, and preparing and reviewing federal and state returns, and (2) services related to employee benefit plans, including advice regarding plans, reviewing plans acquired in acquisitions for compliance and implementing required modifications, and advice on consolidating plans.

Voting

   Ratification of the reappointment of Ernst & Young LLP as independent auditors to audit the financial statements of our company for 2002 requires the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the matter. (For purposes of the foregoing, each share of Series C Preferred will be treated as the equivalent of 40 shares and each share of D-1 Preferred will be treated as the equivalent of 33 1/3 shares.) Abstentions will have the same effect as a vote against such ratification, whereas broker non-votes and shares not represented at the meeting will not be counted for purposes of determining whether such ratification has been approved.

   The board of directors recommends that you vote FOR such ratification (designated as Proposal 2 on the enclosed proxy card).

               STOCKHOLDER PROPOSALS FOR THE 2003 ANNUAL MEETING

Notice Required to Include Proposals in Our Proxy Statement

   We will review for inclusion in next year's proxy statement shareholder proposals received by January 3, 2003. All proposals must meet the requirements set forth in the rules and regulations of the SEC in order to be eligible for inclusion in the proxy statement. Proposals should be sent to United Rentals, Inc., Five Greenwich Office Park, Greenwich, Connecticut 06830, Attention: John
N. Milne, Secretary.

Notice Required to Bring Business Before an Annual Meeting

   Our by-laws establish an advance notice procedure for stockholders to make nominations of candidates for election of director or to bring other business before an annual meeting. Under these procedures, a stockholder that proposes to nominate a candidate for director or propose other business at the 2003 annual meeting of stockholders, must give us written notice of such nomination or proposal not less than 60 days and not more than 90 days prior to the scheduled date of the meeting (or, if less than 70 days' notice or prior public disclosure of the date of the meeting is given, then not later than the 15th day following the earlier of (i) the date such notice was mailed or (ii) the day such public disclosure was made). Such notice must provide certain information as specified in our by-laws and must be received at our principal executive offices by the deadline specified above.

   If a stockholder notifies us after March 21, 2003, of an intention to present a proposal at the 2003 annual meeting of stockholders (and for any reason the proposal is voted on at the meeting), our proxy holders will have the right to exercise discretionary voting authority with respect to such proposal.


                                 OTHER MATTERS

   The board of directors of our company does not know of any matter to be presented for action at the meeting other than the proposals described herein. If any other matters not described herein should properly come before the meeting for stockholder action, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in respect thereof in accordance with the board of directors' recommendations.

                              UNITED RENTALS, INC.

              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Bradley S. Jacobs, John N. Milne, Michael J. Nolan or any of them with full power of substitution, proxies to vote at the Annual Meeting of Stockholders of United Rentals, Inc. (the "Company") to be held on June 5, 2002 at 3:00 p.m., local time, and at any adjournment or adjournments thereof, hereby revoking any proxies heretofore given, all shares of common stock of the Company and (subject to the following sentence) all shares of preferred stock of the Company held or owned by the undersigned as directed below, and in their discretion upon such other matters as may come before the meeting. This proxy does not confer authority to vote any shares of preferred stock with respect to any matter as to which the holders of such preferred stock have the right to vote as a separate class.


                         (To be Signed on Reverse Side)

Please date, sign and mail your proxy card back as soon as possible!

                         Annual Meeting of Stockholders
                              UNITED RENTALS, INC.

                                  June 5, 2002


              \/ Please Detach and Mail in the Envelope Provided \/
--------------------------------------------------------------------------------

A [X] Please mark your
      votes as in this
      example.

                        FOR    WITHHELD          Nominees:
1. Election of          [_]      [_]               Wayland R. Hicks
   Directors.                                      John S. McKinney

For, except vote withheld from the following nominee:

-----------------------------
                                                FOR     AGAINST       ABSTAIN
2. Ratification of Appointment of               [_]       [_]           [_]
   Independent Auditors.


THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED. IF NO DIRECTION IS GIVEN WITH RESPECT TO A PROPOSAL, THIS PROXY WILL BE VOTED FOR SUCH PROPOSAL.

--------------------



SIGNATURE(S):_______________________________________________   DATE:____________
NOTE: Please sign exactly as name appears hereon, joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.